Exhibit 2.1

SUBLEASE
This Sublease (“Sublease”), dated as of the 9th day of December, 2013, is made by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“Sublessor”), and Tesoro Logistics Operations LLC, a Delaware limited liability company (“Sublessee”) with reference to the following:

A.    Sublessor is the current tenant under that certain Lease dated January 11, 2012 (the “Master Lease”), between Sublessor and the City of Long Beach, a municipal corporation, acting by and through its Board of Harbor Commissioners (“Master Landlord”). The Master Lease governs premises commonly known as parcels 1, 2, 3 and 4 as shown on the drawing attached as Exhibit A to the Master Lease, together with the water area contiguous to the wharves as may be required for the berthing of vessels, which berths are shown on such Exhibit A as Berths B85, B86, B87 and a portion of B84 (the “Premises”).

B.    Sublessor is party to certain contracts related to the operation of the Premises identified on Exhibit A attached hereto (the “Contracts”).

C.    Sublessor is the owner of certain leasehold improvements located on the Premises and used in connection with the operation of the Premises, including, without limitation, the items identified on Exhibit B attached hereto (the “Leasehold Improvements”).

D.    Sublessee desires to sublease the Premises from Sublessor, and Sublessor desires to sublease the Premises to Sublessee on the terms set forth in this Sublease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Sublessor and Sublessee agree as follows:
1.    Sublease of Premises. Sublessor hereby subleases the Premises to Sublessee, and Sublessee hereby subleases the Premises from Sublessor.
2.    Term. The term of this Sublease (the “Term”) shall commence on the date Master Landlord grants consent to this Sublease and shall expire concurrently with the expiration of the Master Lease.
3.    Incorporation of Terms of Master Lease. Sublessee hereby acknowledges that it has read and is familiar with the provisions of the Master Lease and agrees that this Sublease is and shall remain in all respects subordinate to and subject to the Master Lease and any amendments, modifications or supplements to the Master Lease hereafter made. The terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Master Lease are incorporated herein by reference and are made a part hereof, and shall, as between Sublessor and Sublessee (as if Sublessor were the lessor under the Master Lease and Sublessee were the lessee under the Master Lease) constitute the terms of this Sublease. Sublessee hereby agrees to perform and comply with, for the benefit of Sublessor and Master Landlord, the obligations of the lessee under the Master Lease with respect to the Premises during the Term of this Sublease. Without limiting the foregoing:

(a)    Sublessee shall make payment of all rent due under the Master Lease as and when required to be paid pursuant to the Master Lease. Such payment shall be made by Sublessee directly to Master Landlord, with concurrent notice thereof to Sublessor.
(b)    Sublessee shall be responsible for paying required costs of maintenance and improvements as required under the Master Lease.
(c)    Sublessee shall be responsible for maintaining all of the insurance required of the tenant under the Master Lease, endorsed to name Master Landlord and Sublessor as additional insureds. In addition, Sublessee shall obtain and keep in force a policy of excess liability coverage with a liability limit of $500,000,000, including coverage for pollution events, and all such insurance shall be endorsed to name Sublessor as an additional insured. Up to $100,000,000 of such insurance shall also be endorsed to name City as an additional insured.
(d)    Sublessee will operate the Premises in accordance with all legal and regulatory requirements.
(e)    Sublessee shall be responsible for preparing and delivering to Master Landlord the financial statements required pursuant to Sections 7 and 18 of the Master Lease.
(f)    Sublessee shall be responsible for complying with the obligations of the tenant under the Master Lease with respect to hazardous materials.
4.    Contracts. Concurrently with the execution of this Sublease, Sublessor and Sublessee shall execute an Assignment and Assumption of Contracts in the form attached hereto as Exhibit C (the “Assignment of Contracts”). Such Assignment of Contracts shall be effective only upon the commencement of this Sublease, and, if this Sublease does not commence, shall be void ab initio and of no effect. During the term of the Sublease, so long as Sublessee is not in default hereunder, Sublessee shall have the right to enter into additional contracts relating to the Premises, provided that the same shall not obligate Sublessor and shall not bind Sublessor following termination of the Sublease unless Sublessor elects in its sole and absolute discretion to take an assignment of the same. In the latter event, Sublessee shall, upon termination of the Sublease, assign such contracts to Sublessor pursuant to an assignment in form and substance consistent with the Assignment of Contracts.
5.    Leasehold Improvements. Effective upon the commencement of the Sublease term, Sublessor shall convey to Sublessee ownership of all leasehold improvements located on the Premises. Such conveyance shall be “as is” without representations or warranties of any kind whatsoever, express, implied or statutory. Concurrently with the execution of this Sublease, Sublessor shall execute a bill of sale in the form attached hereto as Exhibit D (the “Bill of Sale”). Such Bill of Sale shall be deemed delivered by Sublessor to Sublessee only upon the commencement of this Sublease, and, if this Sublease does not commence, shall be void ab initio and of no effect. In the event of a termination of this Sublease by reason of a default on the part of Sublessee, the foregoing leasehold improvements, together with any other improvements made subsequently, shall automatically become the property of Sublessor. In the event of a termination of this Sublease for any other reason, all such leasehold improvements shall be conveyed by Sublessee to Sublessor. The foregoing conveyance shall be for no consideration unless the termination of the Sublease was by reason of Sublessor’s default or as a result of Sublessor’s election to terminate in accordance with the provisions of paragraph 11, below, in which case, in addition to any other obligations of Sublessor to Sublessee, Sublessor shall pay to Sublessee the fair market value of the leasehold improvements. In order to effect such conveyance (or, at Sublessor’s option in the event of a termination for Sublessee’s default, to confirm the ownership of such improvements), Sublessee shall take such actions and execute such documents as Sublessor may reasonably require, including, without limitation, execution of a bill of sale for such improvements. If Sublessee fails or refuses to execute such documents or take such actions, Sublessee hereby appoints Sublessor as its attorney-in-fact with authority to execute such documents and take such actions, which appointment is coupled with an interest and is irrevocable.
6.    Rent Negotiations. Sublessor shall conduct the rent negotiations required by Section 8 of the Master Lease. Sublessor shall consult with Sublessee regarding such negotiations, and Sublessee shall have the right to approve the negotiated rent, which approval shall not be unreasonably withheld. When the rent has been adjusted, Sublessee shall pay the same.
7.    Environmental Matters. As between Sublessor and Sublessee, and without modifying the obligations of Sublessor under the Master Lease, Sublessor and Sublessee each hereby agree to indemnify, defend and hold the other harmless from and against any and all loss, cost and liability arising from hazardous materials (as that term is defined in the Master Lease) that come to be located in, on or under the Premises as follows: Sublessor shall be responsible for hazardous materials first introduced prior to the commencement of the Sublease term, and Sublessee shall be responsible for hazardous materials first introduced during the Sublease term. In addition, Sublessee shall be responsible for liabilities associated with hazardous material conditions that predate the Sublease term to the extent that such conditions intensify or increase during the Sublease term.
8.    Removal and Restoration Obligations. To the extent the Master Lease requires removal of leasehold improvements and restoration of the Premises at the end of the Master Lease term, Sublessee shall be responsible for such removal and restoration. Further, in the event this Sublease is terminated by reason of Sublessee’s default hereunder within the thirty-six month period prior to expiration of the Master Lease term, Sublessee shall be responsible, in addition to all other damages arising from such default, for the cost incurred by Sublessor in effecting the removal and restoration required under the Master Lease.
9.    Cross-Defaults. Sublessor and Sublessee agree that the obligations of Sublessee under that certain Berth Access, Use and Throughput Agreement dated as of September 14, 2012 by and between Sublessor and Sublessee and any other assignments of contracts from Sublessor to Sublessee related to the use or operation of the Premises (each, individually, a “Cross-Defaulted Agreement” and collectively the “Cross-Defaulted Agreements”) shall be cross-defaulted with this Sublease. A default by Sublessee under the terms of any Cross-Defaulted Agreement, shall constitute a default by Sublessee under this Sublease. If Sublessee defaults under this Sublease, and the Sublease is terminated as a result of that default, each of the Cross-Defaulted Agreements shall concurrently terminate. The foregoing shall not limit Sublessor’s remedies arising from such default.
10.    Consent of Master Landlord. The effectiveness of this Sublease is conditioned upon the execution by Master Landlord of a consent in the form attached hereto, or such other form as Master Landlord may reasonably require. If, in connection with granting consent to the Sublease, Master Landlord requires material modifications to the terms hereof, either party shall have the right to refuse such modifications, in which case this Sublease shall be deemed rescinded and of no further force or effect.
11.    Early Right of Termination. In the event that either party seeks to acquire other assets in the Port of Long Beach that require divestiture of rights to the Premises, then Sublessor shall have the right at its discretion to terminate this Sublease under the same conditions that it may rescind an assignment under that Contribution, Conveyance and Assumption Agreement dated as of September 14, 2012 by and among Tesoro Logistics LP, Tesoro Logistics GP, LLC, Tesoro Corporation, Sublessor and Sublessee. Further, if, Sublessee desires to cease the conduct of operations from the Premises, Sublessee shall have the right to deliver to Sublessor a notice of such intent at least ninety (90) days prior to the intended date on which operations will cease, and Sublessor shall have the right, but not the obligation, to terminate this Sublease by delivering written notice to Sublessee. If Sublessor has not made such election prior to the date of such termination, Sublessor shall continue to have the right to terminate this Sublease at any time after Sublessee ceases operations and before Sublessee recommences operations from the Premises, to terminate this Sublease by delivering written notice to Sublessee. Unless and until Sublessee has given the foregoing notice to Sublessor of its intent to cease operations from the Premises, Sublessee shall continuously operate from the Premises to an extent reasonably consistent with prior operations from the Premises by Sublessor, and a failure of Sublessee to so operate, unless such failure is a result of casualty or other force majeure event, shall constitute a default on the part of Sublessee.
12.    Amendments to Master Lease. Sublessee shall have the right to seek amendments to the terms of the Master Lease, which amendments shall be subject to Sublessor’s consent, which consent shall not be unreasonably withheld. In the event of any such amendment, Sublessee shall be responsible for complying with the amended terms of the Master Lease, and Sublessee shall indemnify, defend and hold Sublessor harmless from and against any loss, cost or liability arising as a result of such amendment. Notwithstanding the foregoing, Sublessor shall have no obligation to consent to an amendment of the Master Lease (i) that extends the term of the Master Lease unless Sublessor is released from all further liability under the Master Lease as of the date on which the Master Lease would otherwise have expired, or (ii) that increases the rent or other obligations of the tenant under the Master Lease unless Sublessor is relieved of liability for the increased rent or other obligations.
13.    Rights to Negotiate Master Lease Renewal. Sublessee shall, in the first instance, have the first right to negotiate with Master Landlord a new lease of the Premises at the time of the expiration of the Master Lease term. Sublessee shall notify Sublessor not later than the date one (1) year prior to the expiration of the Master Lease term whether Sublessee intends to seek such a new lease, silence being deemed Sublessee’s election not to seek such a new lease. If Sublessee consummates a new lease of the Premises, Sublessor shall have no liability or obligations with respect to such new lease. If Sublessee elects not to seek a new lease of the Premises following expiration of the Master Lease term by delivering notice of such election on or before the date one (1) year prior to the expiration of the Master Lease term, or if Sublessee has not consummated a new lease of the Premises by the date six (6) months prior to the expiration of the Master Lease term, Sublessor shall have the right to negotiate with Master Landlord either an extension of the Master Lease or a new lease of the Premises following expiration of the Master Lease term. In the event Sublessor consummates a new lease of the Premises following the expiration of the Master Lease term, Sublessee shall convey the leasehold improvements on the Premises to Sublessor in exchange for payment by Sublessor of the fair market value of such improvements, and Sublessee shall take such actions and execute such documents as Sublessor may reasonably require in order to confirm such transfer of ownership, including, without limitation, a bill of sale for such improvements. If Sublessee fails or refuses to execute such documents or take such actions, Sublessee hereby appoints Sublessor as its attorney-in-fact with authority to execute such documents and take such actions, which appointment is coupled with an interest and is irrevocable.
14.    Counterparts. This Sublease may be signed by the parties in different counterparts and the signature pages combined to create one document binding on all parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first above written.

Sublessor:			Sublessee:

Tesoro Refining & Marketing Company LLC,			Tesoro Logistics Operations LLC,
a Delaware limited liability company			a Delaware limited liability company

By:	/s/ GREGORY J. GOFF		By:	/s/ PHILLIP M. ANDERSON
	Name:	Gregory J. Goff		Name:	Phillip M. Anderson
	Title:	Chairman of the Board of Managers and President		Title:	President

Exhibit A
Contracts
Berth Access, Use and Throughput Agreement - Dated 8/21/2012
Berth Use Agreement – Dated 5/10/2007
License/Usage Agreement – Dated 11/1/2005
First Amendment to License/Usage Agreement – Dated 7/25/2006
Amendment #1 to License/Usage Agreement – Dated 4/28/2012
Second Amendment to License/Usage Agreement – Dated 4/28/2012
Berth Access, Use and Throughput Agreement – Not executed yet

Exhibit B
Leasehold Improvements

Asset Description	Cost Center	Main Asset Number
Contract Services	27090	300033673
Piping	27090	300035491
Piping	27090	300035492
Electrical	27090	300035493
Contract Services	27090	300035494
Piping	27090	300035495
Piping	27090	300035496
Electrical	27090	300035497
Contract Services	27090	300035498
Piping	27090	300035499
Piping	27090	300035500
Electrical	27090	300035501
Contract Services	27090	300035502
Piping	27090	300039467
Professional Services - Equipment	27090	300039469
Offsites - Vehicles and Boats	33389	100042980
Marine Terminal - Bldgs - Long Beach Guard Shack	33389	100043011
Marine Terminal - Buildings - Long Beach Bldg. 1	33389	100043012
Marine Terminal - Land Improvements	33389	100043013
Marine Terminal - Loading Docks	33389	100043014
Marine Terminal - General Plant Equipment	33389	100043015
MARINE TERMINAL - TANKAGE - TK-035001 FUEL OIL	33389	100043016
MARINE TERMINAL - TANKAGE - TK-035002 BUNKER FUEL	33389	100043017
Marine Terminal - Tankage - TK-035003	33389	100043018
Marine Terminal - Tankage - TK-055001	33389	100043019
Marine Terminal - Tankage - TK-080099	33389	100043020
Marine Terminal - Tankage - TK-080099	33389	100043021
Marine Terminal - Tankage - TK-14000	33389	100043022
Marine Terminal - Tankage - TK-35003	33389	100043023
Marine Terminal - Tankage - TK-35003	33389	100043024
Marine Terminal - Tankage - TK-80099	33389	100043025
MARINE TERMINAL - TANKAGE - TK-80099 FUEL OIL	33389	100043026
MARINE TERMINAL - TANKAGE - TK-35003 DC CHARGE	33389	100043027
Marine Terminal - Tankage - TK-14000	33389	100043028
Marine Terminal - Tankage - TK-55001	33389	100043029
Marine Terminal - Tankage - TK-35002	33389	100043030
Marine Terminal - Tankage - TK-80099	33389	100043031
Marine Terminal - Tankage - TK 35003	33389	100043032
Marine Terminal - Tankage - TK-55001	33389	100043033

Marine Terminal - Tankage - TK-55001	33389	100043034
Marine Terminal - Tank Guaging Upgrades	33389	100043035
Marine Terminal - Loading Docks - TK 35003	33389	100043036
Marine Terminal - Pumping Eqpt - TK 35003	33389	100043037
Marine Terminal - Pumping Eqpt - TK 80099	33389	100043038
"LAR, SRP, LBT Upgrade Met"	33389	100043090
"LBT, Pressure Monitoring"	33389	100043093
LBT FIREWATER SYSTEM UPGR	33389	100043127
P/L PIG LAUNCHER & RECEIVER - AT LBT	33389	100043128
LONG BEACH TERMINAL GUARD HOUSE	33389	100043370
LONG BEACH TERMINAL SECURITY CAMERAS	33389	100043371
LONG BEACH TERMINAL FENCING	33389	100043372
LONG BEACH TERMINAL VEHICLE GATES	33389	100043373
LBT - FIREWATER SYSTEM UPGRADE	33389	100043448
P/L PIG LAUNCHER & RECEIVER - AT LBT	33389	100043455
LBT METEOROLOGICAL STATION	33389	100043470
LBT FLOATING BOOM	33389	100044249
LBT STEEL & CONCRETE BOLLARD POLES	33389	100044896
LBT R-6999 PRESSURE RELIEF VALVE	33389	100049492
LBT R-5574C PRESSURE RELIEF VALVE	33389	100049493
LBT R-5575D PRESSURE RELIEF VALVE	33389	100049494
LBT R-6998 PRESSURE RELIEF VALVE	33389	100049495
LBT FIREWATER SYSTEM UPGR	33389	100049877
Other Machinery & Equipment	33389	300035872
Electrical	33389	300035873
Contract Services	33389	300035874
Electrical/Instrumentation Components	33389	300037889
Professional Services - PE Survey & Repo	33389	300037890
In-House Engineering - Design/Doc/Purch	33389	300037895
Contract Services	33389	300039208
Other Machinery & Equipment	33389	300039464
Electrical/Instrumentation Components	33389	300039465
In-House Engineering - Design/Doc/Purch	33389	300039466
Piping	33389	300039648
Piping	33389	300039649
In-House Engineering-Equipment	33389	300039650
810 Pipeline	33389	100042788
In-House Engineering - Equipment	33397	300033393
Pumping Equipment	33397	300037881
Pipe, Valves and Fittings	33397	300037882
Other Machinery & Equipment	33397	300037883
Pipe, Valves and Fittings - Installation	33397	300037884
Electrical	33397	300039303
Pipe, Valves and Fittings	33442	300034077
Pipe, Valves and Fittings - Installation	33442	300034078
Professional Services - Equipment	33442	300034079

Exhibit C
Assignment and Assumption of Contracts
This Assignment and Assumption of Contracts (“Assignment”) is dated ___________________, 2013 and is entered into concurrently with that certain Sublease of even date herewith (the “Sublease”) by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“Assignor”) and Tesoro Logistics Operations LLC, a Delaware limited liability company (“Assignee”). This Assignment shall be effective upon the commencement of the term of the Sublease.
Assignor and Assignee agree as follows:
1.    Assignor hereby assigns all of Assignor’s right, title and interest under each of the contracts listed on Schedule 1 attached hereto (the “Contracts”) to Assignee, and Assignee hereby accepts such assignment and agrees to assume each and every obligation of Assignor under each of the Contracts arising or to be performed after the date of this Assignment.
2.    Assignor shall indemnify and hold Assignee harmless from and against any and all loss, cost or liability for obligations to be performed by Assignor under the Contracts before the date of this Assignment.
3.    Assignee shall indemnify and hold Assignor harmless from and against any and all loss, cost or liability for obligations to be performed by Assignor under the Contracts on and after the date of this Assignment.
4.    In the event any party shall commence an action to enforce or interpret any of the provisions of this Assignment, the prevailing party in such action shall be entitled to reimbursement from the other party of all costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith.
5.    This Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption of Contracts as of the date first above written.

Assignor:	Assignee:

Tesoro Refining & Marketing Company LLC,	Tesoro Logistics Operations LLC,
a Delaware limited liability company	a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

Schedule 1 to Assignment and Assumption of Contracts
Berth Access, Use and Throughput Agreement - Dated 8/21/2012
Berth Use Agreement – Dated 5/10/2007
License/Usage Agreement – Dated 11/1/2005
First Amendment to License/Usage Agreement – Dated 7/25/2006
Amendment #1 to License/Usage Agreement – Dated 4/28/2012
Second Amendment to License/Usage Agreement – Dated 4/28/2012
Berth Access, Use and Throughput Agreement – Not executed yet

Exhibit D
Bill of Sale

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, does hereby transfer and assign to Tesoro Logistics Operations LLC, a Delaware limited liability company, all of its right, title and interest, if any, in and to the leasehold improvements located on the Premises (as that term is defined in that certain Lease dated January 11, 2012 between Sublessor and the City of Long Beach, a municipal corporation, acting by and through its Board of Harbor Commissioners), such transfer and assignment being on an “as is” basis, without any representations or warranties, express, implied or statutory, of any kind whatsoever.

Dated:	, 2013	Tesoro Refining & Marketing Company LLC,
a Delaware limited liability company

By:
Name:
Title: